Exhibit 23.1

[LETTERHEAD OF BURR, PILGER & MAYER]


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Entertainment Digital Network, formerly known as Ednet, Inc., on Form S-3 of our reports dated July 23, 1998, appearing in the Annual Report on Form 10-K of Entertainment Digital Network for the year ended June 30, 1998.


/s/ Burr, Pilger & Mayer.
San Francisco, CA
April 30, 1999

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                      DEALER PROSPECTUS DELIVERY OBLIGATION

     Until twenty-five days after the effective date of the Registration, all dealers that effect transactions in the shares of Common Stock the Company is registering, whether or not participating in this offering, may be required to deliver a prospectus.

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